Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT executed on this the 21st day of June, 2010 but agreed to be effective from and after June 21, 2010, by and between Inventtech Inc. having an address at 5348 Vegas Drive, Suite 677, Las Vegas, Nevada, 89108 (hereinafter "Company"), and NR Consulting Services, having an address at Hanahala #23 Karkuor Israel 37000 (hereinafter "Contractor").

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises and agreements contained herein, Company hires Contractor, and Contractor agrees to work for Company under the terms and conditions hereby agreed upon by the parties:

SECTION 1 - WORK TO BE PERFORMED

1.1	Term. Company agrees to hire Contractor, at will, until the consulting services are complete, not to exceed six months from the date of this agreement.
1.2
Duties.  Contractor agrees to perform work for the Company on the terms and conditions set forth in this agreement, and agrees to devote all necessary time and attention (reasonable periods of illness accepted) to the performance of the duties specified in this agreement.  Contractor's duties shall be as follows: Describe, review and loosely manage all aspects of making the Company obtain a symbol on the OTCBB. Contractor shall comply with the policies, standards, regulations of the Company from time to time established, and shall perform the duties assigned faithfully, intelligently, to the best of his/her/their ability, and in the best interest of the Company.

SECTION 2 - CONFIDENTIALITY

2.1
Confidentiality.  Contractor acknowledges and agrees that all financial and accounting records, lists of property owned by Company, including amounts paid therefore, client and customer lists, and other Company data and information related to its business (hereinafter collectively "Confidential Information") are valuable assets of the Company.  Except for disclosures required to be made to advance the business of the Company and information which is a matter of public record, Contractor shall not, during the term of this Agreement or after the termination of this Agreement, disclose any Confidential Information to any person or use any Confidential Information for the benefit of Contractor or any other person, except with the prior written consent of the Company.

2.2
Return of Documents.  Contractor acknowledges and agrees that all originals and copies of records, reports, documents, lists, plans, memoranda, notes and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of this Agreement or upon the written request of the Company.

2.3
Injunction.  Contractor agrees that it would be difficult to measure damage to the Company from any breach by Contractor of Section 2.1 or 2.2 and that monetary damages would be an inadequate remedy for such breach.  Accordingly, Contractor agrees that if Contractor shall breach Section 2.1 or 2.2, the Company shall be entitled to, in addition to all other remedies it may have at law or equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving actual damages sustained by the Company.

2.4	No Release. Contractor agrees that the termination of this Agreement shall not release Contractor from any obligations under Section 2.1 or 2.2.
SECTION 3 - COMPENSATION

3.1	Compensation. In consideration of all services to be rendered by Contractor to the Company, the Company shall pay to the Contractor the sum of $5,000.00.

3.2
Withholding; Other Benefits.  Compensation paid pursuant to this Agreement shall not subject to the customary withholding of income taxes and other employment taxes.  Contractor shall be solely responsible for reporting and paying any such taxes.  The Company shall not provide Contractor with any coverage or participation in the Company's accident and health insurance, life insurance, disability income insurance, medical expense reimbursement, wage continuation plans, or other fringe benefits provided to regular employees.

3.3
Expenses.  Company shall reimburse Contractor all reasonable and necessary expenses incurred by Contractor in connection with the performance of his duties hereunder, provided, the President or Managing Director of the Company has approved such expenses in advance.

SECTION 4 - TERMINATION

4.1
Termination at Will.  This Agreement may be terminated by the Company immediately, at will, and in the sole discretion of the Secretary of the Company.  This Agreement may be terminated by the Company upon fourteen (14) days written notice, or the equivalent severance thereof.  Contractor may terminate this Agreement upon fourteen (14) days written notice to the Company.  This Agreement also may be terminated at any time upon the mutual written agreement of the Company and Contractor.

4.2
Death.  In the event Contractor dies during the term of this Agreement, this Agreement shall terminate, and the Company shall pay to Contractor's estate the salary which would otherwise be payable to Contractor.

SECTION 5 - INDEPENDENT CONTRACTOR STATUS

Contractor acknowledges that he is an independent contractor and is not an agent, partner, joint venturer nor employee of Company.  Contractor shall have no authority to bind or otherwise obligate Company in any manner nor shall Contractor represent to anyone that it has a right to do so.  Contractor further agrees that in the event that the Company suffers any loss or damage as a result of a violation of this provision Contractor shall indemnify and hold harmless the Company from any such loss or damage.

SECTION 6 - REPRESENTATIONS OF WARRANTIES OF CONTRACTOR

Contractor represents and warrants to the Company that there is no employment contract or other contractual obligation to which Contractor is subject, which prevents Contractor from entering into this Agreement or from performing fully Contractor's duties under this Agreement.

SECTION 7 - MISCELLANEOUS PROVISIONS

7.1
The provisions of this Agreement shall be binding upon and inured to the benefit of the heirs, personal representatives, successors and assigns of the parties.  Any provision hereof which imposes upon Contractor or Company an obligation after termination or expiration of this Agreement shall survive termination or expiration hereof and be binding upon Contractor or Company.

7.2
In the event of a default under this Agreement, the defaulted party shall reimburse the non-defaulting party or parties for all costs and expenses reasonably incurred by the non-defaulting party or parties in connection with the default, including without limitation, attorney's fees.  Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation, reasonable attorney's fees at the trial level and on appeal.

7.3
No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

7.4	This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Nevada
7.5
This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations and understandings of the parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties.

WITNESS OUR SIGNATURES, this the 1st day of July, 2010.

COMPANY: INVENTTECH INC.
Per:

/s/ Mohamad Abdel Hadi
Mohamad Abdel Hadi

CONTRACTOR: NR Consulting Services

/s/ Ruthy Navon
R. Navon